Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                         Three Months Ended March 31
                                              2004          2003
                                         ------------   ------------
BASIC
Average shares outstanding                 89,265,382     74,444,132
Net income                                    $28,470        $11,339
     Per share amount                           $0.32         $ 0.15
                                                =====          =====
DILUTED
Average shares outstanding                 89,265,382     74,444,132
Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                       871,758        169,038
                                           ----------     ----------
                                           90,137,140     74,613,170
Net income                                    $28,470        $11,339
     Per share amount                           $0.32         $ 0.15
                                                =====          =====

The antidilutive stock options outstanding were 2,423,368 and 4,850,365 at March 31, 2004 and 2003, respectively.